Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Third Quarter 2009 Results

LAKE MARY, FL, November 4, 2009 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the third quarter ended October 3, 2009. Net loss for the third quarter was $1.3 million, or $0.08 per diluted share, a decrease of $3.3 million, compared to net income of $2.0 million, or $0.12 per diluted share, in the third quarter of 2008.

Sales for the third quarter of 2009 decreased $13.4 million, or 27.3%, to $35.7 million from $49.1 million in the third quarter of 2008. New order bookings for the third quarter were $35.8 million, a decrease of $13.4 million, or 27.2%, compared with $49.2 million in the third quarter of 2008.

“Market conditions remain difficult, so we took additional steps in August to reduce our operating costs through one more reduction in force. As a result, I believe we are positioned well for the fourth quarter and beyond,” stated Jay Freeland, FARO’s President and CEO. “Despite the ongoing market pressure, sales in the third quarter increased slightly over the second quarter of this year. Historically, we see about a 10% sequential decline between these two quarters, and we’re starting to see some stability in our customers’ operations and end-markets. We also launched the Ion Laser Tracker at the end of the third quarter, our latest generation of technology for large scale measurement. Initial demand for the Ion has been strong, with multiple orders booked within the first two weeks.”

Gross margin for the third quarter of 2009 was 54.9%, compared to 59.1% in the third quarter of 2008. Gross margin decreased primarily due to a change in the sales mix between higher margin product sales and lower margin service revenue.

Selling expenses as a percentage of sales increased to 32.2% in the third quarter of 2009 from 31.3% in the third quarter of 2008, primarily as a result of the decline in sales. Selling expenses in the third quarter of 2009 decreased by $3.9 million to $11.5 million.

General and administrative expenses increased to 17.2% of sales for the third quarter of 2009 from 13.5% in the third quarter of 2008. General and administrative expenses in the third quarter of 2009 decreased by $0.5 million to $6.2 million from the third quarter of 2008.

R&D expenses were $2.8 million in the third quarter of 2009, a decrease from $3.2 million in the third quarter of 2008. R&D expenses were 7.8% of sales in the third quarter of 2009 compared to 6.6% of sales in the third quarter of 2008.

The operating loss for the third quarter of 2009 was $2.3 million, a decrease of $4.9 million from an operating profit of $2.6 million in the third quarter of 2008.

Income tax expense decreased by $1.3 million to a benefit of $0.8 million for the third quarter of 2009, from an expense of $0.5 million for the third quarter of 2008 due to a decrease in pretax income. The Company’s effective tax rate increased to a benefit of 37.6% for the third quarter of 2009 from an expense of 19.9% in the third quarter of 2008 primarily due to taxable losses in jurisdictions with higher tax rates.

“Despite some of the favorable signs we’re starting to see, there is still uncertainty in the marketplace. In response, we have reduced our operating costs substantially without sacrificing our global sales presence. More importantly, we have maintained our spending levels on Research & Development throughout the downturn, so I believe we are positioned to execute well in this environment,” Mr. Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about the future state of the economy, FARO’s focus, plans and strategies, its ability to further reduce operating costs, and its future financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of our customers and material adverse changes in customers’ access to liquidity and capital;

•

further declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 20,000 installations and 9,500 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	Oct 3, 2009	Sep 27, 2008	Oct 3, 2009	Sep 27, 2008
SALES
Product	$27,876	$41,100	$79,292	$131,019
Service	7,837	7,995	22,385	21,915

Total Sales	35,713	49,095	101,677	152,934

COST OF SALES
Product	11,261	14,223	30,647	43,804
Service	4,850	5,863	15,805	16,176

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	16,111	20,086	46,452	59,980

GROSS PROFIT	19,602	29,009	55,225	92,954

OPERATING EXPENSES:
Selling	11,482	15,382	36,434	46,886
General and administrative	6,158	6,614	18,591	19,274
Depreciation and amortization	1,410	1,158	4,090	3,293
Research and development	2,802	3,237	9,566	9,122

Total operating expenses	21,852	26,391	68,681	78,575

(LOSS) INCOME FROM OPERATIONS	(2,250)	2,618	(13,456)	14,379

OTHER (INCOME) EXPENSE
Interest income	(31)	(547)	(225)	(1,624)
Other (income) expense, net	(183)	652	(359)	834
Interest expense	3	2	9	450

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(2,039)	2,511	(12,881)	14,719

INCOME TAX (BENEFIT) EXPENSE	(766)	500	(2,919)	2,965

NET (LOSS) INCOME	$(1,273)	$2,011	$(9,962)	$11,754

NET (LOSS) INCOME PER SHARE - BASIC	$(0.08)	$0.12	$(0.62)	$0.71

NET (LOSS) INCOME PER SHARE - DILUTED	$(0.08)	$0.12	$(0.62)	$0.70

Weighted average shares - Basic	16,093,759	16,637,497	16,131,680	16,624,784

Weighted average shares - Diluted	16,093,759	16,731,064	16,131,680	16,751,679

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	October 3,	December 31,
(in thousands, except share data)	2009	2008
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$27,401	$23,494
Short-term investments	64,979	81,965
Accounts receivable, net	35,697	49,713
Inventories	28,212	33,444
Deferred income taxes, net	4,541	5,581
Prepaid expenses and other current assets	12,225	7,879

Total current assets	173,055	202,076

Property and Equipment:
Machinery and equipment	19,557	22,685
Furniture and fixtures	5,250	4,099
Leasehold improvements	9,399	3,956

Property and equipment at cost	34,206	30,740
Less: accumulated depreciation and amortization	(19,800)	(16,604)

Property and equipment, net	14,406	14,136

Goodwill	19,822	18,951
Intangible assets, net	8,199	8,580
Service inventory	12,751	12,843
Deferred income taxes, net	1,909	2,728

Total Assets	$230,142	$259,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,460	$10,813
Accrued liabilities	8,368	14,032
Income taxes payable	—	1,988
Current portion of unearned service revenues	11,551	11,501
Customer deposits	626	425
Current portion of obligations under capital leases	27	87

Total current liabilities	26,032	38,846
Unearned service revenues - less current portion	5,591	6,772
Deferred tax liability, net	1,152	1,107
Obligations under capital leases - less current portion	285	281

Total Liabilities	33,060	47,006

Shareholders’ Equity:

Common stock - par value $.001, 50,000,000 shares authorized; 16,793,289 and 16,741,488 issued; 16,102,331 and 16,658,552 outstanding, respectively	17	17
Additional paid-in-capital	151,487	149,298
Retained earnings	47,537	57,497
Accumulated other comprehensive income	7,116	5,742
Common stock in treasury, at cost - 680,235 and 55,808 shares, respectively	(9,075)	(246)

Total Shareholders’ Equity	197,082	212,308

Total Liabilities and Shareholders’ Equity	$230,142	$259,314

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
(in thousands)	October 3, 2009	September 27, 2008
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net (loss) income	$(9,962)	$11,754
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,090	3,293
Compensation for stock options and restricted stock units	1,827	1,686
Provision for bad debts	961	446
Deferred income tax expense (benefit)	1,919	(1,575)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	14,040	9,198
Inventories	6,202	(9,681)
Prepaid expenses and other current assets	(4,234)	(2,369)
Income tax benefit from exercise of stock options	(2)	(45)
Increase (decrease) in:
Accounts payable and accrued liabilities	(11,220)	(7,654)
Income taxes payable	(1,965)	(771)
Customer deposits	186	(11)
Unearned service revenues	(1,490)	2,671

Net cash provided by operating activities	352	6,942

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,919)	(4,377)
Payments for intangible assets	(504)	(3,584)
Purchases of short-term investments	(64,979)	(4,995)
Proceeds from sales of short-term investments	81,965	—

Net cash provided by (used in) investing activities	13,563	(12,956)

FINANCING ACTIVITIES:
Payments on capital leases	(55)	(68)
Income tax benefit from exercise of stock options	2	45
Repurchases of common stock	(8,829)	—
Proceeds from issuance of stock, net	45	128

Net cash (used in) provided by financing activities	(8,837)	105

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,171)	271

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,907	(5,638)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,494	25,798

CASH AND CASH EQUIVALENTS, END OF PERIOD	$27,401	$20,160